Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
ORTHOLOGIC CORP.

OrthoLogic Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:	The name of the corporation is OrthoLogic Corp.

SECOND:
The Restated Certificate of Incorporation of the corporation is hereby amended by striking out Article 1 thereof and by substituting in lieu of such Article the new Article 1 and by adding the new Article 5A as follows:

1.           Name.   The name of the corporation is:

Capstone Therapeutics Corp. (the “Corporation”)

5A.        Common Stock Put Right.

(a)	Definitions. For purposes of this Article 5A, the following terms shall have the following meanings:

(1)	“Available Cash” means Net Liquid Assets less Commitments and Contingencies, each calculated as of the Record Date.

(2)	“Change of Control Transaction” means the occurrence of any of the following:

(a) any “person” or “group” (as such terms are defined in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended, or any successor provisions (the “Exchange Act”)) becomes the “beneficial owner” (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of voting securities of the Corporation representing 50% or more of the total voting power of all outstanding voting securities of the Corporation;

(b) the sale, lease, license, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Corporation; or

(c)  any merger, consolidation, share exchange, business combination or similar transaction in which the Corporation is not the surviving entity or in which the holders of the outstanding shares of stock of the Corporation immediately prior to such transaction hold, immediately after such transaction, less than 51% of the total voting power of the outstanding securities of the surviving or resulting entity in such transaction.

(3)	“Commencement Date” means the date specified by the Corporation as the first date on which the Put Rights may be exercised, as set forth in the Put Notice.

(4)
“Commitments and Contingencies” means the amount of funds necessary to satisfy all obligations and liabilities of the Corporation, including contingent obligations and liabilities, which are then outstanding or would arise if the Corporation was liquidated, as determined by the Board of Directors in its sole and absolute discretion.

(5)
“Depositary” means the bank or trust company having combined capital, surplus and undivided profits of at least $500,000,000 which is appointed by the Corporation to serve as agent for the purpose of receiving certificates representing shares of Common Stock upon exercise of the Put Right, and distributing the Put Price therefor.

(6)
“Letter of Transmittal” means the notice delivered to each holder of record as of the Record Date, containing instructions as to how to exercise the Put Right, including a form of written notice for exercising the Put Right.

(7)
“Material Transaction” means a partnering, development or any other transaction, whether commercial, investment or otherwise, that the Board of Directors in its sole and absolute discretion determines is material to the Corporation.

(8)
“Net Liquid Assets” means the sum of the Corporation’s cash and cash equivalents and the liquidation value of the Corporation’s other disposable assets, as determined by the Board of Directors in its sole and absolute discretion.

(9)
“Put Notice” means the written notice from the Corporation to each holder of record of Common Stock on the Record Date, notifying such holder of the Put Right, the Commencement Date, the Closing Date, and the Put Price, and providing a Letter of Transmittal.

(10)	“Put Period” means the period beginning on the Commencement Date and ending on the Closing Date.

(11)	“Put Price” means an amount equal to 90% of Available Cash divided by the number of Puttable Shares.

(12)
“Put Right” means the right to require the Corporation to redeem all or any portion of such holder’s Puttable Shares at a cash price equal to the Put Price in accordance with and subject to the terms and conditions of this Article 5A.

(13)	“Puttable Shares” means all shares of Common Stock outstanding as of the Record Date.

(14)	“Record Date” means June 30, 2011.

(15)	“Closing Date” means July 31, 2011, or such later date as may be designated by the Board of Directors.

(b)	Each holder of record of Common Stock on the Record Date shall have a Put Right beginning on the Commencement Date and ending on the Closing Date.

(c)
With respect to each Puttable Share as to which the Put Right has been properly exercised, the Corporation shall pay the holder an amount equal to 90% of Available Cash divided by the number of shares of Common Stock outstanding as of the Record Date.

(d)
If, after the Record Date, the Corporation shall effect a subdivision or combination of the Common Stock into a greater or lesser number of shares of Common Stock, or declare a dividend on the Common Stock payable in shares of Common Stock, then in each such case the Put Price shall be adjusted by multiplying the Put Price in effect immediately prior to such event by the ratio of the number of shares of Common Stock outstanding immediately prior to such event to the number of shares of Common Stock outstanding immediately after such event.  If the Corporation shall at any time declare or pay any dividend on Common Stock in cash, securities or other property other than Common Stock, the Put Price shall be reduced by the per share value of such dividend.   The Board of Directors shall determine in its sole and absolute discretion the value of any non-cash dividend for purposes of calculating any adjustment to the Put Price.

(e)
As soon as practicable following the Record Date, the Corporation shall mail the Put Notice to each holder of record of Puttable Shares to such holder’s address as it appears on the stock register of the Corporation.  A holder of Puttable Shares may exercise his, her or its Put Right by delivering to the Depositary a duly and properly completed Letter of Transmittal during the Put Period, specifying, among other things, the number of Puttable Shares as to which the Put Right is being exercised and accompanied by a certificate or certificates representing such shares, with all necessary endorsements and stock powers.

(f)
As soon as practicable following the Closing Date, the Corporation shall deposit with the Depositary funds in an amount sufficient to pay the Put Price for all Puttable Shares as to which Put Rights have been properly exercised.  Each holder of Puttable Shares who has properly exercised the Put Right shall be paid the Put Price for each such share as soon as practicable following the Closing Date.  In the event that a holder of Puttable Shares exercises his, her or its Put Right with respect to less than all of the Puttable Shares held by such holder, a new certificate representing the shares of Common Stock as to which the Put Right was not exercised will be issued to the holder of such shares as soon as practicable after the Closing Date.

(g)
Notwithstanding any other provision of this Article 5A, the Corporation’s obligation to pay the Put Price in respect of Puttable Shares as to which Put Rights have been properly exercised shall be subject to the satisfaction of each of the following conditions:

(1)
compliance with all applicable federal and state securities laws, including without limitation the filing with the U.S. Securities and Exchange Commission of an issuer tender offer statement on Schedule TO and Schedule 13E-3, to the extent required;

(2)	compliance with all other applicable laws, including Delaware General Corporation Law §160 relating to repurchases of shares;

(3)	availability of sufficient cash to pay the Put Price in respect of all Puttable Shares as to which Put Rights have been properly exercised;

(4)	absence of any court or administrative order or proceeding prohibiting or seeking the prohibition of the consummation of the redemption of Puttable Shares hereunder; and

(5)	less than 100% of the Puttable Shares having been put pursuant to the Put Rights.

If any of the above conditions are not satisfied, the Corporation shall not be obligated to pay the Put Price in respect of Puttable Shares as to which Put Rights have been properly exercised.

(h)	Notwithstanding any other provision of this Article 5A, the Put Rights will terminate immediately upon the occurrence of any of the following:

(1)	the Corporation enters into a Material Transaction;

(2)	the Corporation consummates a Change of Control Transaction;

(3)	the Board of Directors approves a plan of dissolution or liquidation at any time prior to the redemption of Puttable Shares hereunder, whether before or after the Commencement Date; or

(4)
the Put Rights are exercised with respect to 100% of the Puttable Shares, in which case the Board of Directors shall promptly thereafter propose a plan of dissolution or liquidation to stockholders in accordance with the Delaware General Corporation Law.

(i)
Provided that all conditions to the payment of the Put Price have been satisfied and the Put Rights have not otherwise terminated in accordance with this Article 5A, the Corporation shall pay the Put Price in respect of all, and not less than all, Puttable Shares as to which Put Rights have been properly exercised.

THIRD:
The amendments of the Restated Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

In Witness Whereof, the undersigned authorized officer of OrthoLogic Corp. t/b/k/a Capstone Therapeutics Corp. has caused this Certificate of Amendment of Restated Certificate of Incorporation be signed this 21st day of May, 2010.

/s/ John M. Holliman, III
Name: John M. Holliman, III
Title: Executive Chairman